Exhibit 10.2

Investment Agreement

(April 2, 2022)

Party A is a Nasdaq publically traded company AnPac Bio-Medical Science Co., Ltd., along with its subsidiaries including AnPac Bio-Medical Science (Shanghai) Co., Ltd. (“AnPac Bio”), whose innovative product named Cancer Differentiation Analysis Technology (CDA) has been validated on hundreds of thousands of samples, including multiple retrospective clinical studies, which have been proven that CDA technology’s cost of effectiveness, number of cancer types, and sensitivity and specificity are more superior than those of traditional methods. AnPac Bio is accelerating development and commercialization of its cancer testing products in China and US.

Party B is Stonedrop Investment Management (Shanghai) Co., Ltd. (上海石滴投资管理有限公司), an early investor of Party A and a Chinese strategic investment firm with significant resources and experience in a broad range of fields, including finance, investments, and capital market. It also fully understands the level of risks in capital market. It recognizes advantages of AnPac Bio’s technology and its future development. It has decided to invest in AnPac Bio and enter into strategic collaborations with AnPac Bio.

After extensive negotiations, both parties have agreed to the following investment terms:

1. Party B will invest USD $3 M in AnPac Bio shares via private equity investment. Accordingly, AnPac Bio will issue 7,250,000 shares to Party B. This closing shall happen within 45 days from the date of signing this agreement.

2. After Party A has received $3 M, Party A shall start paper work required for issuing shares to Party B for the $3 M investment.

3. Both parties agree that in the 30 months following receiving the first investment fund from Party B, Party B shall invest $3 M to Party A in every 6 months, for a total investment amount of $15 M (including the first $3 M stated in provision 1). 4. The fund installment shall be at the first month of every 6 months.

5. If the investment is in the form of private equity, it shall be 90% of the share closing price on the date of signing of the investment agreement. If it is in other forms, both parties shall negotiate the share purchasing price.

6. Party B’s investment shall use private equity, F1, or F3.

7. Party B shall respect and support existing company’s policies and rules, existing company’s signed agreements, and on-going major activities (based on publically announced press releases).

8. Party A’s founder, Chris Chang Yu, shall be responsible for specific ESOP (the ESOP pool has been approved by the board) share allocations to managers and employees. For 2022 and 2023, the approved ESOP pool has 1.7 M shares.

9. Party A’s contact person for this agreement is Miss Lisa Ying.

Contact phone number: 18217058921.

Mailing address:

Number 860 Fu Ping Road

Shanghai

China

10. Any verbal, written notifications and letters sent by Party B to Party A based on the contact information provided by Party A shall carry legal effects from the date of communication/mailing. If Party A wishes to change contact information, Party A shall notify Party B by writing.

11. Both parties shall keep contents of this agreement strictly confidential and they must not be disclosed to any third party, except the disclosure of this agreement is required by security administration and court due to compliance reasons.

12. For any aspects not defined in this agreement, both parties shall negotiate and sign supplemental agreement. If negotiations still cannot resolve difference between the two parties, both parties agree that judicial actions can be taken at the court which has jurisdiction over Party B’s registered area.

13. This agreement shall have four signed copies, with each party given two original signed copies.

Party A：	Party B：

Authorized Person：	Authorized Person:

Date：April 2, 2022	Date：April 2, 2022